AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 2, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-185095

UNDER THE SECURITIES ACT OF 1933

PRECISION CASTPARTS CORP.
(Exact name of registrant as specified in its charter)

Oregon	93-0460598
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4650 SW Macadam Avenue, Suite 400
Portland, Oregon 97239-4262
(Address including zip code of principal executive offices)

 Shawn R. Hagel
Executive Vice President and Chief Financial Officer
Precision Castparts Corp.
4650 SW Macadam Avenue, Suite 400
Portland, Oregon 97239-4262
(503) 946-4800
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

James M. Kearney
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268
_______________________________

Not applicable.
(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    [  ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [   ]
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    [X]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    [  ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

DE-REGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Automatic Shelf Registration Statement on Form S-3 (the “Registration Statement”) of Precision Castparts Corp., an Oregon corporation (the “Company”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-185095 filed with the SEC on November 21, 2012.

On January 29, 2016, pursuant to that certain Agreement and Plan of Merger, dated as of August 8, 2015, by and among Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), NW Merger Sub Inc., an Oregon corporation and a direct, wholly owned subsidiary of Berkshire (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving such merger (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all of such securities of the Company registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Oregon, on this 29th day of January, 2016.

PRECISION CASTPARTS CORP.

By:	/s/ Shawn R. Hagel
Shawn R. Hagel
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.